Exhibit 32.1

Written Statement of the President and Chief Executive Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned President and Chief Executive Officer of Oshkosh Corporation (the “Company”), hereby certify, to the best of my knowledge, that the Quarterly Report on Form 10-Q of the Company for the three months ended March 31, 2025 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ John C. Pfeifer
John C. Pfeifer
April 30, 2025